Exhibit 16.1

September 21, 2010

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated  September 17, 2010 of Empyrean Holdings, Inc.. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

MaloneBailey, LLP

Houston, Texas

www.malonebailey.com